Exhibit 31.2

OFFICERS’ CERTIFICATE

The undersigned, Carla Anita Kneipp, Vice President and Treasurer, and Robert McRae, Assistant Treasurer, of CenterPoint Energy Houston Electric, LLC (“Houston Electric”), hereby certify pursuant to Section 3.06 of the Transition Property Servicing Agreement, dated as of December 16, 2005, between CenterPoint Energy Transition Bond Company II, LLC (“TBC II”), as Issuer, and Houston Electric, as Servicer (the “Agreement”) that

(i)	a review of the activities of the Servicer during the period January 1, 2018 through December 31, 2018 and of its performance under the Agreement has been made under our supervision, and

(ii)	to the best of our knowledge, based on such review, the Servicer has fulfilled all its obligations under the Agreement throughout such period except as set forth below.

In connection with its November 1, 2018 Calculation Date statement, the Servicer failed to remit the Calculation Date statement for the TBC II Senior Secured Transition Bonds, Series A (the “Bonds”) to the Public Utility Commission of Texas (the “PUCT”) due to inadvertent error. However, the Calculation Date statement was timely remitted to the Trustee and each rating agency for the Bonds. The Servicer remitted the Calculation Date statement to the PUCT, which cured the default, on January 2, 2019.

March 25, 2019	/s/ Carla Anita Kneipp
Date	Carla Anita Kneipp
Vice President and Treasurer

March 25, 2019	/s/ Robert McRae
Date	Robert McRae
Assistant Treasurer